Exhibit10.1

Calavo Growers Announces Departure of CFO and Appointment of Interim CFO

Company Commences Search for Successor

SANTA PAULA, Calif., June 17, 2021—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global leader in the avocado and value-added fresh food industries, today announced that Kevin Manion, Chief Financial Officer (CFO), will be departing the Company effective July 16, 2021. Farha Aslam, a financial expert serving on Calavo’s Board of Directors, will assume the CFO role on an interim basis. The Company has engaged an executive search firm to identify candidates as Mr. Manion’s successor. Mr. Manion will continue to work with the Company through his employment term, and thereafter as a consultant to ensure a smooth transition.

“On behalf of Calavo, I want to thank Kevin for his contributions to our team. He played an integral role in developing and implementing our operational and financial strategy. We wish him well in his future endeavors,” said James E. Gibson, Chief Executive Officer of Calavo Growers. "Given Farha’s knowledge of our business, financial acumen and industry expertise, our deep and experienced finance team will have a strong and steady hand to lead them as we continue our search for a new CFO."

Ms. Aslam currently serves on Calavo’s audit, compensation and sustainability committees of the Board. She is Founder and Managing Partner at Crescent House Capital, an investment and strategic advisory firm that focuses on the agriculture, energy and food processing industries. Earlier, she was a Managing Director at Stephens Inc. where she led the firm’s food and agribusiness equity research team and built a top-tier research franchise that spanned the grain, ethanol, protein, and packaged food sectors. Prior to Stephens, Aslam was a Vice President at Merrill Lynch and a Risk Management Advisor at UBS.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and several private label and store brands.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

(310) 622-8231

calavo@finprofiles.com

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